Exhibit 4.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED SHARES OF PAR VALUE $0.001

OF

BLACK TITAN CORPORATION

The undersigned, Brynner Chiam, does hereby certify that:

1.	He is the Co-Chief Executive Officer of Black Titan Corporation (the Company).

2.	The Company is authorized to issue 800 series B convertible preferred shares of $0.001 par value each.

3.	The following resolutions were duly passed by the board of directors of the Company (the Directors):

IT IS RESOLVED, the Preferred Shares be issued and allotted on the terms and subject to the conditions set out in the Certificate of Designations, and the Fourth Amended and Restated Memorandum and Articles of Association of the Company (A&R Memorandum and Articles); and

IT IS RESOLVED, the Directors are authorised to issue the Preferred Shares on the terms and subject to the conditions set out in the Certificate of Designations and the A&R Memorandum and Articles.

TERMS OF PREFERRED SHARES

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Articles” means the amended and restated articles of association of the Company.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York or Cayman Islands are authorised or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the Ordinary Shares issuable upon conversion of the shares of Preferred Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“GAAP” means United States generally accepted accounting principles.

“Liquidation” shall have the meaning set forth in Section 5.

“Members” has the meaning given in Statute.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Ordinary Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Original Issue Date” means the date of the first issuance of any Preferred Shares regardless of the number of transfers of any particular Preferred Shares and regardless of the number of certificates which may be issued to evidence such Preferred Shares.

“Ordinary Shares” means the ordinary shares of $0.001 par value each in the Company.

“Person” means an individual or company, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Shares” means the series B convertible preferred shares of $0.001 par value each.

“Preferred Shareholder” means a holder of Preferred Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning given in the A&R Memorandum and Articles.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Ordinary Shares as in effect on the date of delivery of the Notice of Conversion.

“Stated Value” means in respect of the Preferred Shares, $1,000.

“Statute” means the Companies Act (2025 Revision) of the Cayman Islands.

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“Successor Entity” shall have the meaning set forth in Section 7(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE MKT or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, with a mailing address of 1 State Street, 30th Floor, New York, NY 10004-1561 and an email address of cstmail@continentalstock.com and any successor transfer agent of the Company.

Section 2. Designation, Amount and Par Value. The series B convertible preferred shares of $0.001 par value each (the Preferred Shares) and the number of shares so designated shall be 800 (which shall not be subject to increase without the written consent of a majority of the holders of the Preferred Shareholders. Each Preferred Share shall have a par value of $0.001 per share and a stated value equal to $1,000 (the Stated Value).

Section 3. Dividends. Except for Dividends or distributions for which adjustments are to be made pursuant to Section 7(a), Preferred Shareholders shall be entitled to receive, and the Company shall pay, dividends on shares of Preferred Shares equal (on an as-if-converted-to-Ordinary-Share basis, without regard to conversion limitations herein) to and in the same form as dividends actually paid on shares of the Ordinary Shares when, as and if such dividends are paid the Ordinary Shares. No other dividends shall be paid on the Preferred Shares. The Company shall not pay any Dividends on the Ordinary Shares unless the Company simultaneously complies with this provision.

Section 4. Voting Rights. Except as otherwise provided in the A&R Memorandum and Articles or as otherwise required by law, the Preferred Shares shall have no voting rights. However, as long as any shares of Preferred Shares are outstanding, the Company shall not, whether by amendment, merger, or any other means, without the affirmative consent of the Preferred Shareholders of a majority of the then outstanding Preferred Shares:

(a)	alter or change adversely the powers, preferences or rights attached to the Preferred Shares;

(b)	amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Preferred Shareholders;

(c)	increase the number of Preferred Shares which the Company may issue;

(d)	enter into or consummate any Fundamental Transaction; or

(e)	enter into any agreement with respect to any of the foregoing.

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Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (Liquidation), the Preferred Shareholders shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of Ordinary Shares would receive if the Preferred Shares were fully converted (disregarding for such purposes any conversion limitations hereunder) to Ordinary Shares which amounts shall be paid pari passu with all holders of Ordinary Shares. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each holder of Preferred shares.

Section 6. Conversion.

a)	Conversions at Option of Preferred Shareholder. The Preferred Shares shall be convertible, at the option of the holder, at any time and from time to time, into that number of Ordinary Shares (the Conversion Shares

b)	Conversion Price. The conversion price for the Conversion Shares shall equal to 80% of the VWAP of the Ordinary Shares which is a 20% discount to the 5-day VWAP) for the five (5) Trading Days immediately preceding the date of conversion, subject to adjustment herein (the Conversion Price).

c)	Mechanics of Conversion:

Delivery of Conversion Shares Upon Conversion. Not later than the earlier of two (2) Trading Days and the number of Trading Days comprising the Standard Settlement Period after (?)each Conversion Date (the Share Delivery Date), the Company shall deliver, or cause to be delivered, to the converting Preferred Shareholder:

a)	the number of Conversion Shares being acquired upon the conversion of the Preferred Shares; and

b)	a bank cheque in the amount of accrued and unpaid dividends, if any.

The Company shall use its best efforts to deliver the Conversion Shares required to be delivered by the Company electronically through the Depository Trust Company (DTC), or another established clearing corporation performing similar functions. Notwithstanding the foregoing, with respect to any Notice(s) of Conversion delivered by 12:00 pm on the Original Issue Date, the Company shall deliver the Conversion Shares subject to such notice(s) by 4:00 pm on the Original Issue Date.

Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Preferred Shareholder by the Share Delivery Date, the Preferred Shareholder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Company shall promptly return to the Preferred Shareholder any original Preferred Share certificate(s) delivered to the Company and the Preferred Shareholder shall promptly return to the Company, the Conversion Shares issued to such Preferred Shareholder pursuant to the rescinded Notice of Conversion.

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Obligation Absolute; Partial Liquidated Damages. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Shares are absolute and unconditional, irrespective of any action or inaction by a Preferred Shareholder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Preferred Shareholder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Preferred Shareholder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Preferred Shareholder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Preferred Shareholder. If the Company fails to deliver to a Preferred Shareholder such Conversion Shares by the Share Delivery Date applicable to such conversion, then, subject to the Company’s right to cure within two (2) Trading Days following written notice from such Preferred Shareholder, the Company shall pay to such Preferred Shareholder, in cash, as liquidated damages and not as a penalty, for each $10.00 of Stated Value of Preferred Shares being converted, $0.50 per Trading Day for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Preferred Shareholder rescinds such conversion. Nothing herein shall limit a Preferred Shareholder’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein, and such Preferred Shareholder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, specific

Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Preferred Shareholder, if the Company fails for any reason to deliver to a Preferred Shareholder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c) and if after such Share Delivery Date such Preferred Shareholder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Preferred Shareholder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by such Preferred Shareholder of the Conversion Shares which such Preferred Shareholder was entitled to receive upon the conversion relating to such Share Delivery Date, then the Company shall have two (2) Trading Days following written notice from the Preferred Shareholder to cure such failure. If the Company does not cure within such period, it shall (A) pay in cash to such Preferred Shareholder (in addition to any other remedies available to or elected by such Preferred Shareholder) the amount, if any, by which (x) such Preferred Shareholder’s total purchase price (including any brokerage commissions) for the Ordinary Shares so purchased exceeds (y) the product of (1) the aggregate number of Ordinary Shares that such Preferred Shareholder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Preferred Shareholder, either reissue (if surrendered) Preferred Shares equal to the number of Preferred Shares submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Preferred Shareholder the number of shares of Ordinary Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 6(c).

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorised and unissued Ordinary Shares (for the sole purpose of issuance upon conversion of the Preferred Shares in accordance with the A&R Memorandum and Articles), free from pre-emption rights or any other actual contingent purchase rights of Persons other than the Preferred Shareholder (and the other holders of the Preferred Shares), not less than such aggregate number of Ordinary Shares as shall be issuable upon the conversion of the then outstanding shares of Preferred Shares.

Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Shares. As to any fraction of a share which the Preferred Shareholder would otherwise be entitled to purchase upon such conversion, the Company shall round down to the next whole share.

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Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Preferred Shares shall be made without charge to any Preferred Shareholder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Preferred Shareholders of such shares of Preferred Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d)	Beneficial Ownership Limitation. Notwithstanding anything to the contrary herein, the Company shall not effect any conversion of the Preferred Shares, and a Preferred Shareholder shall not have the right to convert any portion of the Preferred Shares, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Preferred Shareholder (together with such Preferred Shareholder’s Affiliates, and any Persons acting as a group together with such Preferred Shareholder or any of such Preferred Shareholder’s Affiliates (such Persons, Attribution Parties)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by such Preferred Shareholder and its Affiliates and Attribution Parties shall include the number of shares of Ordinary Shares issuable upon conversion of the Preferred Shares with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Shares beneficially owned by such Preferred Shareholder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Shares) beneficially owned by such Preferred Shareholder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(c) applies, the determination of whether the Preferred Shares are convertible (in relation to other securities owned by such Preferred Shareholder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Shares are convertible shall be in the sole discretion of such Preferred Shareholder, and the submission of a Notice of Conversion shall be deemed to be such Preferred Shareholder’s determination of whether the shares of Preferred Shares may be converted (in relation to other securities owned by such Preferred Shareholder together with any Affiliates and Attribution Parties) and how many Preferred Shares are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Preferred Shareholder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such conversion will not violate the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such representation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(c), in determining the number of outstanding Ordinary Shares, a Preferred Shareholder may rely solely on the number of outstanding Ordinary Shares as stated in a written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. Upon the written or oral request (which may be via email) of a Preferred Shareholder, the Company shall within two Trading Days confirm orally and in writing to such Preferred Shareholder the number of Ordinary Shares then outstanding. In any case, the number of Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Shares, by such Preferred Shareholder or its Affiliates or Attribution Parties since the date as of which such number of Ordinary Shares was reported. Beneficial Ownership Limitation shall mean 19.99% of the number of Ordinary Shares outstanding. The Purchaser may waive the foregoing limitation upon sixty-one (61) days’ prior written notice to the Company. The provisions of this Section 6(c) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Shares.

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Section 7. Certain Adjustments.

a) Dividends and Share Splits. If the Company, at any time while the Preferred Shares are outstanding: (i) pays a dividend or otherwise makes a distribution or distributions payable in respect of Ordinary Shares or any other Ordinary Share Equivalents (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon conversion of, or payment of a dividend on, this Preferred Shares), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of a reverse share split, or share consolidation) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues, in the event of a reclassification of Ordinary Shares, any shares of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of Members entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of Ordinary Shares (the Purchase Rights), then the Preferred Shareholder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Preferred Shareholder could have acquired if the Preferred Shareholder had held the number of Ordinary Shares acquirable upon complete conversion of such Preferred Shareholder’s Preferred Shares (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Preferred Shareholder’s right to participate in any such Purchase Right would result in the Preferred Shareholder exceeding the Beneficial Ownership Limitation, then the Preferred Shareholder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Preferred Shareholder until such time, if ever, as its right thereto would not result in the Preferred Shareholder exceeding the Beneficial Ownership Limitation).

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c) Pro Rata Distributions. During such time as this Preferred Shares are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a Distribution), at any time after the issuance of Preferred Shares, then, in each such case, the Preferred Shareholder shall be entitled to participate in such Distribution to the same extent that the Preferred Shareholder would have participated therein if the Preferred Shareholder had held the number of Ordinary Shares acquirable upon complete conversion of the Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution (provided, however, to the extent that the Preferred Shareholder’s right to participate in any such Distribution would result in the Preferred Shareholder exceeding the Beneficial Ownership Limitation, then the Preferred Shareholder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Ordinary Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Preferred Shareholder until such time, if ever, as its right thereto would not result in the Preferred Shareholder exceeding the Beneficial Ownership Limitation).

d) Fundamental Transaction. If, at any time while any Preferred Shares are outstanding:

(a)	the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person;

(b)	the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions;

(c)	any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares;

(d)	the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganisation or recapitalisation of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property; or

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(e)	the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganisation, recapitalisation, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a Fundamental Transaction), then, upon any subsequent conversion of the Preferred Shares by the Preferred Shareholder thereof, the Preferred Shareholder shall receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 7(d) on the conversion of the Preferred Shares), the number of ordinary shares (as applicable) of the successor or acquiring corporation or the number of Ordinary Shares (as applicable), if it is the surviving corporation, and all additional securities (equity or debt), cash, property or other consideration (all such additional consideration, the Alternate Consideration), receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which such Preferred Shareholder’s Preferred Shares are convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(c) on the conversion of the Preferred Shares). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are entitled to elect the proportion of securities, cash, property or other consideration to be received by holders of Ordinary Shares in a Fundamental Transaction, then each Preferred Shareholder of Preferred Shares shall be given the same choice as to the proportion of securities, cash, property or other consideration such Preferred Shareholder is entitled to receive upon any conversion of such Preferred Shareholder’s shares of Preferred Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new certificate of designations in respect of a new series of preferred shares of the successor or acquiring corporation, or the Company, if it is the surviving corporation, setting forth the same rights, preferences, privileges and other terms contained in this certificate of designations in respect of the Preferred Shares, including, without limitation, the provisions contained in this Section 7(d) and evidencing, among other things, the Preferred Shareholders’ right to convert such new preferred shares into Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the Successor Entity) to assume in writing all of the obligations of the Company in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Preferred Shareholder and approved by the Preferred Shareholder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of a Preferred Shareholder of Preferred Shares, deliver to such Preferred Shareholder in exchange for such Preferred Shareholder’s Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares which are convertible for a corresponding number of shares of capital shares of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon conversion of the Preferred Shares (without regard to any limitations on the conversion of the Preferred Shares) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital shares (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Preferred Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Preferred Shareholder(s) thereof. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of the Company and shall assume all of the obligations of the Company with the same effect as if such Successor Entity had been named as the Company herein. For the avoidance of doubt, if, at any time while any shares of Preferred Shares are outstanding, a Fundamental Transaction occurs, pursuant to the terms of this Section 7(d), a Preferred Shareholder of Preferred Shares shall not be entitled to receive any consideration in such Fundamental Transaction in respect of such Preferred Shareholder’s shares of Preferred Shares, except as provided for in these Articles (or any certificate of designations in respect of a new series of preferred shares issued to the Preferred Shareholders of Preferred Shares as contemplated hereby).

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e) Calculations. All calculations under Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding any treasury shares of the Company) issued and outstanding.

f) Notice to the Preferred Shareholders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of Section 7, the Company shall promptly deliver to each Preferred Shareholder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Preferred Shareholder. If:

(a)	the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares;

(b)	the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares;

(c)	the Company shall authorise the granting to all holders of the Ordinary Shares, rights or warrants to subscribe for or purchase any shares of any class or of any rights;

(d)	the approval of any Members of the Company shall be required in connection with any reclassification of Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property; or

(e)	the Company shall authorise the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company,

then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Shares, and shall cause to be delivered to each Preferred Shareholder at its last address as it shall appear upon the register of members of the Company, at least fifteen (15) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating:

(i)	the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined; or

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(ii)	the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

To the extent that any notice provided under Section 7(f)(ii) constitutes, or contains, material, non-public information regarding the Company, the Company shall simultaneously file such notice with the Commission pursuant to a current report on Form 8-K. The Preferred Shareholder shall remain entitled to convert the Conversion Amount of the Preferred Shares (or any part hereof) during the 15-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Preferred Shareholders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, email address or sent by a nationally recognized overnight courier service, addressed to the Company at:

Black Titan Corporation

FFP (Corporate Services) Limited

2nd Floor Harbour Centre

159 Mary Street

George town

Grand Cayman

KY1-9006

Attention: Brynner Chiam

Email address: brynner.chiam@blackchambermgmt.com

or such other facsimile number or address as the Company may specify for such purposes by notice to the Preffered Shareholders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email attachment or sent by a nationally recognized overnight courier service addressed to each Preferred Shareholder at the facsimile number, email address or address of such Preferred Shareholder appearing on the books of the Company, or if no such facsimile number, email address or address appears on the books of the Company, at the principal place of business of such Preferred Shareholder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the Person to whom such notice is required to be given. Notwithstanding any other provision of this Certificate of Designations, where this Certificate of Designations provides for notice of any event to a Preferred Shareholder, if the Preferred Shares are held in global form by DTC (or any successor depositary), such notice may be delivered via DTC (or such successor depositary) pursuant to the procedures of DTC (or such successor depositary).

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b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designations shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Shares at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Destroyed Preferred Share Certificate. If a Preferred Shareholder’s share certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the Preferred Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designations shall be governed by and construed and enforced in accordance with the internal laws of the Cayman Islands, without regard to the principles of conflict of laws thereof. Each of the Company and each Preferred Shareholder agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designations (whether brought against the Company, a Preferred Shareholder or any of their respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the New York Courts). Each of the Company and each Preferred Shareholder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each of the Company and each Preferred Shareholder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Person at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each of the Company and each Preferred Shareholder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designations or the transactions contemplated hereby. If the Company or any Preferred Shareholder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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e) Waiver. Any waiver by the Company or a Preferred Shareholder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations or a waiver by any other Preferred Shareholders. The failure of the Company or a Preferred Shareholder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that Person (or any other Preferred Shareholder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations on any other occasion. Any waiver by the Company or a Preferred Shareholder must be in writing.

f) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Preferred Share. If any shares of Preferred Shares shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorised but unissued shares of preferred shares and shall no longer be designated as Preferred Shares.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate this 8 day of May, 2026.

BLACK TITAN CORPORATION

By:	/s/ Brynner Chiam
Name:	Brynner Chiam
Title:	Chief Executive Officer

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